United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 8, 2016

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2016, Michael A. Nussbaum resigned from his position as Chief Accounting Officer of Fidelity National Information Services, Inc. (the “Company”) to pursue other opportunities. In connection with his resignation, Mr. Nussbaum has agreed to assist the Company to provide for a meaningful transition of his duties through January 31, 2017.

The Company also announced that Katy Thompson will become Chief Accounting Officer of the Company, effective as of November 15, 2016.

Ms. Thompson, age 51, has served as Chief Audit Executive of the Company since 2011.  Prior to joining the Company, Ms. Thompson served as Florida practice leader for Experis™ Finance, LLC, and as managing director at Protiviti® Inc., a global consulting firm.  From 1997 to 2002, Ms. Thompson served at Arthur Andersen, then a Big 5 accounting firm, and from 1988 to 1997 held various accounting and internal audit roles at Danka Business Systems and NationsBank.  Ms. Thompson holds a B.B.S degree in accounting from the University of West Florida, and is a licensed Certified Public Accountant.

In consideration of Ms. Thompson’s appointment, the Company and Ms. Thompson have entered into a three year employment agreement. There are no other arrangements or undertakings pursuant to which Ms. Thompson was selected as Chief Accounting Officer. There are no family relationships among any of the Company’s directors or executive officers and Ms. Thompson. There are no related party transactions between the Company and Ms. Thompson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date: November 14, 2016	By:	/s/ Marc M. Mayo
		Name:	Marc M. Mayo
		Title:	Executive Vice President and
Chief Legal Officer